Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290

                                            Exhibit 99.1
Release date: November 13, 2015	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL CORPORATION ANNOUNCES
CONTINUATION OF ITS STOCK REPURCHASE PROGRAM

PITTSBURGH, PA, NOVEMBER 13, 2015 - Matthews International Corporation (NASDAQ GSM: MATW) today announced that its Board of Directors approved a continuation of the Company's stock repurchase program.  In November 2011, the Board approved the repurchase of a total of 2,500,000 shares.  Approximately 660,000 shares remain to be purchased under this authorization.  Upon the repurchase of these remaining shares, the new authorization allows Matthews to purchase up to an additional 2,500,000 shares of the Company's common stock.

Joseph C. Bartolacci, President and Chief Executive Officer, stated: "The extension of this program reflects the Company's confidence in our long-term strategic plans and growth objectives.  In addition to our quarterly cash dividend, we continue to believe that the repurchase program is an effective means to return capital to our shareholders."

The repurchase program is designed to increase shareholder value, enlarge the Company's holdings of its common stock, and add to earnings per share.  Repurchased shares may be retained in treasury, utilized for acquisitions, or reissued to employees or other purchasers.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a provider principally of brand solutions, memorialization products and industrial automation solutions. Brand solutions include graphics imaging products and services, and merchandising solutions. Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Industrial automation solutions include marking products and fulfillment systems. The Company's products and services include brand development, deployment and delivery (consisting of brand management, printing plates and cylinders, pre-media services and imaging services for consumer packaged goods and retail customers, merchandising display systems, and marketing and design services); cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products, cremation equipment and cremation-related products; mausoleums; marking and coding equipment and consumables, and industrial automation products and order fulfillment systems for identifying, tracking, picking, and conveying various consumer and industrial products.

Any forward-looking statements contained in this release are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from management's expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company's control.